Exhibit 10.49
                                                                     Translation

                       Guaranty Contract of Maximum Amount
                     Shenfa Longhua E'bao Zi 20050919002-01

Party A: Longhua Branch, Shenzhen Development Bank (Creditor)
Address: Longhua Street Office, Bao'an District, Shenzhen
Telephone: 27705216        Fax: 27705221
Person in charge: Liu Shuli      Position: President of Longhua Branch

Party B: Shenzhen BAK Battery Co., Ltd. (Guarantor)
Address: Kuichong, Longgang District, Shenzhen
Legal Representative: Li Xiangqian   Position: Chairman of Board

In order to secure the indebtedness of Shenzhen Tongli High-tech Co., Ltd. (hereinafter referred to as Obligor) under the Credit Facility for Discount of Commercial Draft Agreement (reference no. Shenfa Longhua Shangzi 20050919002, hereinafter referred to as Master Agreement) entered into by Creditor and Obligor, the Guarantor agrees to provide guaranty to the Creditor as the guarantor of the Obligor. Through friendly negotiation, both parties agree to enter into this Contract.

I. Scope of Guaranty
The scope of guaranty covers all loan principal, interest, penalty interest and all the expenses incurred to the Creditor in realizing its creditor's right. The maximum loan principal shall not exceed RMB 15 Million yuan.

II. Guaranty Period
The guaranty period under this Contract is from the date of effectiveness of this Contract to 2 years after the expiry of each credit facilities under the Master Agreement. In case that the Creditor lawfully transfer its creditor's right to a third party during the guaranty period, the Guarantor shall continue to perform its obligation of guaranty as originally agreed.


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III. Obligation of Guaranty
The Guarantor shall bear the joint and several liability to repay all indebtedness of the Obligor within the scope of the guaranty. In case of default by the Obligor, the Creditor is entitled to demand the Obligor to repay or demand the Guarantor to repay. The Guarantor irrevocably authorizes the Creditor to transfer directly the relevant amount of money from the account of Guarantor to the account of Creditor in case of default of the Obligor upon mature of its indebtedness.

IV. The guaranty of pledge provided by the Guarantor is independent from and shall not be replaced by any other guaranty provided by other guarantors.

V. The guaranty under this Contract is irrevocable and shall not be affected by any documentation or agreements entered into by the Guarantor and other parties, nor be affected by the insolvency, bankruptcy, cancellation of corporate status, or amendment of articles of association of the Obligor.

VI. In case that part or whole of the Master Agreement or agreement entered into under the Master Agreement become invalid due to any reason, the Obligor shall nevertheless perform its obligation of repayment and the Guarantor shall perform its obligation of guaranty for the Obligor's obligation of repayment in accordance with this Contract.

VII. Undertakings and Representations of the Guarantor
The Guarantor is legally qualified to execute and perform this Contract, and has obtained all necessary authorization by the board of directors or other competent authorities (as the case may be).
The Guarantor undertakes that all application materials submitted by it to the Creditor are truthful, lawful, effective and with no serious errors or omissions.



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The Guarantor also undertakes that all  application  materials  submitted by the
Obligor to the Creditor are truthful, lawful, effective and with no serious errors or omissions.

The Guarantor shall notify the Creditor in writing within 10 days after it has changed its address, contact details, liaison telephone, business scope or legal representative etc.

The Guarantor has fully understood all provisions of this Contract and both parties execute this Contract of their free will.

VIII. Amendment and Termination of Contract
     1. In case that any party intends to amend or terminate this Contract, it shall notify the other party in writing and a written agreement shall be reached by both parties. This Contract shall remain valid until the written agreement to amend or terminate this Contract has been reached.

     2. Any waiver or tolerance by the Creditor shall not be deemed as amendment or termination of this Contract except that a written agreement has been reached in accordance with the above provision.

     3. In case that the Master Agreement has been amended, the Creditor shall seek the approval of the Guarantor immediately. The Guarantor shall continue to bear the responsibility of guaranty for the indebtedness of the Obligor under the Master Agreement (before and after the amendment) only after it has approved such amendment. However, the Creditor does not need to seek the approval of the Guarantor for amendment of the Master Agreement which decreases the indebtedness of the Obligor.

IX. Applicable Law and Dispute Settlement

     1. The execution and performance of this Contract shall be governed by the laws of People's Republic of China;

     2. The method of dispute settlement for this Contract shall be the same with that of the Master Agreement.



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X. Other Issues Agreed by Both Parties

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XI. This Agreement  shall be signed by both Parties and stamped with the company chop of both Parties. This Agreement has 4 originals. The Creditor shall retain 2 originals and Guarantor and Obligor shall each retain 1 original. Each original is of the same legal effect.




   Party A (Company Chop):__________________
   Authorized Representative:_______________
   Date: 16 September 2005

   Party B (Company Chop):__________________
   Authorized Representative:_______________
   Date: 16 September 2005